UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2004

CTI MOLECULAR IMAGING, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-49867	62-1377363

(State or Other	(Commission File No.)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)

810 Innovation Drive, Knoxville, Tennessee 37932

(Address of Principal Executive Offices, including Zip Code)

(865) 218-2000

(Registrant’s Telephone Number, including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.
SIGNATURE

Item 5. Other Events and Required FD Disclosure.

On June 30, 2004, CTI Molecular Imaging, Inc. (“CTI”) completed its acquisition of Concorde Microsystems, Inc. (“Concorde”) in accordance with the terms of an Asset Purchase Agreement, dated June 17, 2004, between CTI, CTI Concorde Microsystems, LLC, a wholly owned subsidiary of CTI, and Concorde (the “Agreement”). The aggregate consideration paid at closing for Concorde was approximately $41 million, which consisted of a $20.5 million cash payment and the delivery of 1,480,465 shares of CTI’s common stock. In accordance with the terms of the Agreement, Concorde may receive up to an additional $19.0 million in consideration that is contingent upon the future financial performance of CTI Concorde Microsystems, LLC, which is the entity that will operate the business acquired from Concorde.

Concorde was partly owned and operated by the two children of Ronald Nutt, Ph.D., the President and Chief Executive Officer of CTI. In connection with the transaction, Robert E. Nutt, the son of Dr. Nutt and the former President and Chief Operating Officer of Concorde, entered into an employment agreement with CTI to serve as the President of CTI Concorde Microsystems, LLC through December 31, 2006, which is the payment date for any final earnout payments owed to Concorde. Due to the related party nature of the transaction, the transaction was reviewed and recommended for approval by CTI’s Audit Committee and was considered and approved only by the disinterested members of the Board of Directors of CTI. Piper Jaffray provided an opinion to such members of the Board of Directors of CTI as to the fairness, from a financial point of view, to CTI of the consideration paid in the transaction.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI MOLECULAR IMAGING, INC.
/s/ David N. Gill
By: David N. Gill
Date: June 30, 2004	Title:	Senior Vice President and Chief Financial Officer